UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2026

Faeth Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39980	83-1863385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Tillery Street, #12, #1010 Austin, TX	78702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 200-2982

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	FTH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2026, the Board of Directors (the “Board”) of Faeth Therapeutics, Inc. (the “Company”) increased the size of the Board from five to six directors and appointed Karen Vousden, Ph.D. to serve as a Class II director, effective immediately. Dr. Vousden will hold office until the Company’s 2029 annual meeting of stockholders and until her successor is duly elected and qualified, or her earlier death, resignation or removal. Dr. Vousden was also appointed to serve as a member of the Compensation Committee of the Board, effective immediately.

Dr. Vousden (Age 68) is a cancer biologist who has been recognized for her work on the regulation and function of the p53 tumor suppressor protein. She co-founded Faeth in April 2019. Dr. Vousden has served as Principal Group Leader of The Francis Crick Institute since February 2017. From 2016 to 2022, she served as the Chief Scientist of Cancer Research UK and was director of the Beatson Institute of Cancer Research from 2002 to 2016. Dr. Vousden has served on the board of directors of Bristol Myers Squibb Company, a publicly traded biopharmaceutical company, since 2018, where she is a member of the Science and Technology Committee and the Compensation and Management Development Committee. Dr. Vousden has been elected as a Fellow of the Royal Society, the Royal Society of Edinburgh, the Academy of Medical Sciences, EMBO, the European Academy of Sciences, the American Association of Cancer Research and the American Academy of Arts and Sciences, and as a Foreign Associate of the U.S. National Academy of Sciences. Dr. Vousden received her Ph.D. in genetics from Queen Mary College at the University of London. The Board believes that Dr. Vousden’s extensive experience in cancer biology research, leadership roles at prominent scientific institutions, co-founding of the Company and prior service on a public company board of directors qualify her to serve on our Board.

In connection with her appointment as director, Dr. Vousden will receive a cash retainer and an initial grant of equity award in accordance with the Company’s non-employee director cash and equity compensation program (the “Director Compensation Policy”). Such initial grant of equity award consists of an option to purchase 25,000 shares of Common Stock under the Company’s 2026 Equity Incentive Plan (the “2026 Equity Plan”), with an exercise price per share equal to the closing price of common stock on the date of grant. These options will vest and become exercisable in equal monthly installments through the third anniversary of the date of grant, subject to Dr. Vousden’s continued service to the Company through each applicable vesting date, and will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date, as defined in the Director Compensation Policy.

There are no family relationships between Dr. Vousden and any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Vousden and any other person pursuant to which either was appointed as a director of the Company. Dr. Vousden is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment as director, Dr. Vousden will enter into the Company’s standard form of indemnification agreement for its executive officers and directors, a copy which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-252138) filed with the SEC on January 15, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Faeth Therapeutics, Inc.

Date: September 17, 2026	/s/ Christopher W. Gerry
Christopher W. Gerry
General Counsel and Secretary